- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                            ------------------------

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

                            FILED BY REGISTRANT /X/
                   FILED BY A PARTY OTHER THAN REGISTRANT / /

                           CHECK THE APPROPRIATE BOX:
                             / / PRELIMINARY PROXY STATEMENT
                             /X/ DEFINITIVE PROXY STATEMENT
                             / / DEFINITIVE ADDITIONAL MATERIALS
       / / SOLICITING MATERIAL PURSUANT TO RULE 14A-11(C) OR RULE 14A-12

                                 LECHTERS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 LECHTERS, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)
                            ------------------------

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2)

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3)

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

          1. Title of each class of securities to which transaction applies:

          2. Aggregate number of securities to which transaction applies:

          3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

          4. Proposed maximum aggregate value of transaction:
             (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

     / / Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of the filing.

          1. Amount previously paid:

          2. Form, schedule or registration statement no.:

          3. Filing party:

          4. Date filed:
                            ------------------------

  It is anticipated that this Proxy Statement and a related form of proxy will first be delivered to security holders on or around May 12, 1995

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                                 LECHTERS, INC.
                               1 CAPE MAY STREET
                        HARRISON, NEW JERSEY 07029-9998
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

     The Annual Meeting of Shareholders of Lechters, Inc. (the "Company") will be held at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 West 55th Street, 19th Floor, New York, New York on Thursday, June 15, 1995, at 9:00 a.m., for the following purposes:

     (1) to elect five directors;

     (2) to consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending January 27, 1996; and

     (3) to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on April 28, 1995 as the record date for determining shareholders entitled to notice of and to vote at the meeting. The transfer books of the Company will not be closed.

                                           By Order of the Board of Directors,

                                                    IRA S. ROSENBERG,
                                                        Secretary

Harrison, New Jersey
May 12, 1995

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

                                 LECHTERS, INC.
                               1 CAPE MAY STREET
                        HARRISON, NEW JERSEY 07029-9998

                                PROXY STATEMENT

     This Proxy Statement is furnished to the shareholders of Lechters, Inc., a New Jersey corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, June 15, 1995 and any adjournment or adjournments thereof. A copy of the notice of meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement will commence on or about May 12, 1995.

     Only shareholders of record at the close of business on April 28, 1995, the record date for the meeting, will be entitled to notice of and to vote at the meeting. On the record date the Company had outstanding 17,140,386 shares of common stock, no par value (the "Common Stock"), which are the only securities of the Company entitled to vote at the shareholders' meeting, each share being entitled to one vote.

     Shareholders who execute proxies may revoke them by giving written notice to the Secretary of the Company at any time before such proxies are voted or by executing a later-dated proxy. Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder so attending, in writing, so notifies the Secretary of the meeting at any time prior to the voting of the proxy.

     The Board of Directors does not know of any matter that is expected to be presented for consideration at the meeting, other than (i) the election of directors and (ii) the proposal to ratify the appointment of the independent auditors of the Company for the current fiscal year. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

     The Company will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, directors, officers and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals and the Company will reimburse them for their expenses.

     Directors will be elected by a plurality of the votes cast. All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Board of Directors of the Company intend to vote for the nominees for election as directors of the Company listed herein. Abstentions and broker non-votes will not be considered votes cast.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information regarding the beneficial ownership of Common Stock by each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, based upon total shares outstanding as of April 17, 1995:

                                                              NUMBER OF SHARES     PERCENT
                                                                BENEFICIALLY         OF
                        NAME AND ADDRESS                           OWNED            CLASS
    --------------------------------------------------------  ----------------     -------
    Donald Jonas............................................      4,181,325(1)       24.4%
      c/o Lechters, Inc.
      1 Cape May Street
      Harrison, New Jersey 07029
    State of Wisconsin Investment Board.....................        979,000(2)        5.7%
      P.O. Box 7842
      Madison, WI 53707
    FMR Corp................................................      2,207,723(3)       12.9%
      82 Devonshire Street
      Boston, MA 02109-3614
    Fidelity Management & Research Company..................      2,029,584(4)       11.8%
      82 Devonshire Street
      Boston, MA 02109-3614

- - ---------------
(1) Includes 111,384 shares held by Mr. Jonas' wife, as to which shares Mr. Jonas disclaims beneficial ownership.

(2) Based on information as of February 13, 1995, contained in a Schedule 13G filed with the Securities and Exchange Commission.

(3) Includes: (i) 2,029,584 shares beneficially owned by Fidelity Management & Research Company, a subsidiary of FMR Corp.; (ii) 167,839 shares beneficially owned by Fidelity Management Trust Company, a subsidiary of FMR Corp.; and (iii) 10,300 shares beneficially owned by certain of its affiliates. FMR Corp. has sole voting power with respect to 63,786 shares and sole dispositive power with respect to all the shares. Based on information provided by FMR Corp. as of February 28, 1995.

(4) Includes 26,884 shares issuable on conversion of convertible subordinated debentures. Based on information provided by FMR Corp. as of February 28, 1995.

     Except as noted in the footnotes above, (i) none of such shares is known by the Company to be shares with respect to which the beneficial owner has the right to acquire beneficial ownership and (ii) the Company believes the beneficial holders listed above have sole voting and investment power regarding the shares shown as being beneficially owned by such beneficial holders.

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes with each class holding office for a staggered three-year term. The terms of Messrs. Jonas, Kanter, Lechter and Pfeffer, the Class A Directors, and the term of Mr. Malkin, a Class C Director, will expire at the Annual Meeting of Shareholders to be held on June 15, 1995, and such persons are nominees for reelection as directors at such meeting. The terms of Messrs. Davis, Fischman and Matthews, as Class C Directors, will expire in 1996 and the terms of Ms. Maneker and of Messrs. Begun, Knox and Wolff, the Class B Directors, will expire in 1997.

     Mr. Anthony E. Malkin was appointed a Class C Director as of December 8, 1994 by the Board of Directors to fill the vacancy created by the resignation on September 30, 1994 of Michael F. Anthony. At the meeting, Mr. Malkin is to be elected as a Class C Director to hold office until the annual meeting in 1996 and until his successor has been elected and qualified. At the meeting, Messrs. Jonas, Kanter, Lechter and Pfeffer are to be elected directors to hold office until the annual meeting in 1998 and until each of their successors has been elected and qualified. If any nominee listed in the table below should become unavailable for any reason, which management does not now anticipate, the persons named in the proxy solicited by the Board of

Directors reserve the right to substitute another person of their choice in his or her place. All nominees named in the table below are now directors of the Company.

     The following information is furnished with respect to each nominee for director of the Company and each other member of the Board of Directors whose term of office will continue after the Annual Meeting. All such information has been furnished to the Company by such directors.

                                    NOMINEES

                         CLASS A -- TERMS EXPIRING 1995

                                                                CURRENT POSITIONS
                           NAME AND AGE                          WITH THE COMPANY
          ----------------------------------------------  ------------------------------
          Donald Jonas (65).............................  Chairman of the Board
          Steen Kanter (49).............................  Vice Chairman and Chief
                                                          Executive Officer
          Albert Lechter (66)...........................  Director
          Leonard Pfeffer (68)..........................  Director

                          CLASS C --TERM EXPIRING 1995

                                                                 CURRENT POSITION
                           NAME AND AGE                          WITH THE COMPANY
          ----------------------------------------------  ------------------------------
          Anthony E. Malkin (32)........................  Director

                         DIRECTORS CONTINUING IN OFFICE

                         CLASS C -- TERMS EXPIRING 1996

                                                                CURRENT POSITIONS
                           NAME AND AGE                          WITH THE COMPANY
          ----------------------------------------------  ------------------------------
          Charles A. Davis (46).........................  Director
          Bernard D. Fischman (80)......................  Director
          Norman Matthews (62)..........................  Director

                         CLASS B -- TERMS EXPIRING 1997

                                                                CURRENT POSITIONS
                           NAME AND AGE                          WITH THE COMPANY
          ----------------------------------------------  ------------------------------
          Martin S. Begun (62)..........................  Director
          Robert Knox (43)..............................  Director
          Roberta S. Maneker (57).......................  Director
          John Wolff (42)...............................  Director

     Donald Jonas has been Chairman of the Board and a director of the Company or its former parent since 1979. Mr. Jonas served as Chief Executive Officer of the Company from January 1984 to January 1994. He is also a director of Dress Barn, Inc.

     Steen Kanter has been Vice Chairman and Chief Executive Officer of the Company since January 31, 1994. Prior to joining the Company Mr. Kanter served as Executive Vice President of Ikea U.S., Inc., a retail home furnishing chain, from April 1989 to January 1994, and as President of its Ikea US East Division during this same period. He was appointed a director as of January 31, 1994 by the Board of Directors.

     Albert Lechter served as President and a director of the Company or its former parent from 1975 to 1992. Mr. Lechter was Vice Chairman of the Board from 1992 until November 1993.

     Leonard Pfeffer has been a director of the Company or its former parent since 1979. He served as an Executive Vice President from 1979 to 1992. He was also Chief Financial Officer of the Company from 1983 to 1991.

     Anthony E. Malkin has been a director of the Company since December 8, 1994. He has been President and Chief Operating Officer of W&M Properties, Inc. for more than the last five years.

     Charles A. Davis is a limited partner of Goldman, Sachs & Co., an investment banking firm, and was a general partner of Goldman, Sachs & Co. from 1990 to December 1994. He is also a director of Media General, Inc., US Life Corporation and Merchants Bancshares, Inc. He has been a director of the Company since 1989.

     Bernard D. Fischman has been Of Counsel to the law firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to the Company, since March, 1994. Prior to that time he was a partner in the law firm of Shea & Gould for more than the previous five years. He has been a director of the Company since 1989.

     Norman Matthews has been a retail consultant to the Company since 1989. He served as the President of Federated Department Stores from 1987 to 1988 and was Vice Chairman of the Board of Federated Department Stores from 1983 to 1988. He is a director of Progressive Corp.; Loehmann's, Inc.; Eye Care Centers of America and Hills Stores Company. He has been a director of the Company since 1989.

     Martin S. Begun has been associated with New York University since 1963 and is currently Vice President for External Relations of the New York University Medical Center and Associate Dean of its School of Medicine. He has been a director of the Company since 1986.

     Robert Knox has been President of Prudential Venture Capital Management, Inc. since 1984. He has been a director of the Company since 1986. He is also a director of Health Management Associates, Inc.

     Roberta S. Maneker has been self-employed since November 1994. Prior to that time she was Senior Vice President of Marketing and Corporate Communications at Christie's, an auction house, since 1987. She has been a director of the Company since 1992.

     John Wolff has been a partner of CEW Partners, a New York-based investment firm, since 1984. He has been a director of the Company since 1986.

BENEFICIAL OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The table below sets forth the beneficial ownership of the Common Stock as of April 17, 1995 by (i) each director and nominee for director, (ii) each of the executive officers named in the "Summary Compensation Table," and (iii) all directors and executive officers of the Company as a group.

                                                                    AMOUNT AND NATURE
                                                                      OF BENEFICIAL
                                                                      OWNERSHIP OF
                                                                     COMMON STOCK AS        PERCENT
              NAME                           POSITION               OF APRIL 17, 1995       OF CLASS
- - ---------------------------------  -----------------------------    -----------------       --------
Donald Jonas.....................  Chairman of the Board                4,181,325(1)          24.4%
Steen Kanter.....................  Chief Executive Officer and
                                     Vice Chairman of the Board            40,000(2)           (14)
Anthony E. Malkin................  Director                                15,408(3)           (14)
Albert Lechter...................  Director                                 3,020(4)           (14)
Leonard Pfeffer..................  Director                                29,120(5)           (14)
Martin S. Begun..................  Director                                 4,600(6)           (14)
Robert Knox......................  Director                                22,488(6)           (14)
Roberta S. Maneker...............  Director                                 3,600(6)           (14)
John Wolff.......................  Director                                64,600(6)(7)        (14)
Charles A. Davis.................  Director                                 3,000(6)           (14)
Bernard D. Fischman..............  Director                                58,200(8)           (14)
Norman Matthews..................  Director                               138,302(9)           (14)
Frank O'Neill....................  Vice President -- Director of
                                     Real Estate                           20,349(10)          (14)
Michael F. Anthony...............  Director(11)                            93,101              (14)
Dennis A. Hickey.................  Vice President -- Director of
                                     Store Operations                      27,663(12)          (14)
All directors and executive
  officers
  of the Company as a group
  (19 persons)...................                                       4,498,373(13)         26.2%

- - ---------------
 (1) Information concerning Mr. Jonas' ownership of Common Stock is set forth under "Principal Shareholders."

 (2) Includes 40,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of May 12, 1995. Does not include 235,000 shares of Common Stock issuable pursuant to options not exercisable within 60 days of May 12, 1995.

 (3) Includes 12,508 shares held jointly with Mr. Malkin's wife and 2,900 shares held by a trust for the benefit of Mr. Malkin's children of which Mr. Malkin is trustee.

 (4) Albert Lechter was a party to a voting agreement pursuant to which Donald Jonas had the right to vote all of such shares until June 1994.

 (5) Leonard Pfeffer was a party to a voting agreement pursuant to which Donald Jonas had the right to vote all of such shares until June 1994.

 (6) Includes 2,600 shares of Common Stock issuable pursuant to options exercisable either currently or within 60 days of May 12, 1995. Does not include 3,400 shares of Common Stock issuable pursuant to options not exercisable within 60 days of May 12, 1995.

 (7) Includes 60,000 shares of Common Stock held of record by CEW Partners, the general partner of which is Basil Venture Partners of which Mr. Wolff is a partner, although Mr. Wolff disclaims such beneficial ownership. Such shares were subject to a voting agreement pursuant to which Donald Jonas had the right to vote all of such shares until June 1994.

 (8) Bernard D. Fischman was a party to a voting agreement pursuant to which Donald Jonas had the right to vote all of such shares until June 1994.

 (9) Includes 128,302 shares of Common Stock issuable pursuant to options exercisable either currently or within 60 days of May 12, 1995. Does not include 13,000 shares of Common Stock issuable pursuant to options not exercisable within 60 days of May 12, 1995.

(10) Includes 20,000 shares of Common Stock issuable pursuant to the exercise of options within 60 days of May 12, 1995. Does not include 31,000 shares of Common Stock issuable pursuant to the exercise of options not exercisable within 60 days of May 12, 1995.

(11) Mr. Anthony resigned as a director of the Company effective September 30, 1994.

(12) Includes 26,000 shares of Common Stock issuable pursuant to the exercise of options within 60 days of May 12, 1995. Does not include 14,000 shares of Common Stock issuable pursuant to the exercise of options not exercisable within 60 days of May 12, 1995.

(13) Includes 234,302 shares of Common Stock issuable pursuant to the exercise of options exercisable within 60 days of May 12, 1995. Does not include 394,000 shares of Common Stock issuable pursuant to the exercise of options not exercisable within 60 days of May 12, 1995.

(14) The percentage of shares beneficially owned does not exceed one percent of the outstanding shares on April 7, 1995.

     Except as noted in the footnotes above, (i) none of such shares is known by the Company to be shares with respect to which such beneficial owner has the right to acquire beneficial ownership and (ii) the Company believes the beneficial holders listed above have sole voting and investment power regarding the shares shown as being beneficially owned by them.

DIRECTOR COMPENSATION AND ATTENDANCE

     Directors who are not officers of, consultants to or attorneys for the Company receive directors' fees of $500 per meeting, plus an annual fee of $10,000.

     On August 1, 1994, pursuant to the Stock Option Plan, each of Ms. Maneker and Messrs. Begun, Davis, Fischman, Knox, Matthews and Wolff received an option to purchase 1,000 shares of Common Stock. The shares subject to these options vest in five equal annual installments commencing on the first anniversary of the date of grant, subject to such terms and provisions as determined by the Stock Option Committee in the event of death, retirement or disability of a director or the termination of a director's association with the Company. The exercise price of such options was equal to the fair market value of the Common stock on the date of grant. The options expire no later than 10 years from the date of grant. As of the date hereof, none of such options has been exercised.

     Pursuant to a consulting agreement between the Company and Norman Matthews, Mr. Matthews received $50,000 in the fiscal year ended January 28, 1995 for services provided to the Company.

     Pursuant to a consulting agreement between the Company and Leonard Pfeffer, Mr. Pfeffer received approximately $75,000 in the fiscal year ended January 28, 1995 for providing certain advisory services to the Company and refraining from direct or indirect employment in substantial competition with the Company. Mr. Pfeffer will be annually paid $75,000 for a period of 10 years which ends 2002. The Company maintains life insurance coverage for Mr. Pfeffer so that upon the death of such executive the Company will receive from the insurance proceeds a sum approximately sufficient to offset the aggregate benefits payable under such consulting agreement.

     Pursuant to a consulting agreement between the Company and Albert Lechter, Mr. Lechter received approximately $100,000 in the fiscal year ended January 28, 1995, for providing certain advisory services to the Company and refraining from direct or indirect employment in substantial competition with the Company. Mr. Lechter will be annually paid $100,000 for a period of 10 years which ends 2003. The Company maintains life insurance coverage for Mr. Lechter so that upon the death of such executive the Company will receive from the insurance proceeds a sum approximately sufficient to offset the aggregate benefits payable under such consulting agreement.

     The Board of Directors held four meetings during the fiscal year ended January 28, 1995. During such fiscal year, none of the directors attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served.

BOARD COMMITTEES AND MEMBERSHIP

     The Company has an Executive Committee consisting of Charles A. Davis, Donald Jonas, Albert Lechter and John Wolff, which is empowered to exercise all powers of the Board of Directors in the management of the affairs of the Company with certain exceptions. The Executive Committee held one meeting during the fiscal year ended January 28, 1995.

     The Company has an Audit Committee, consisting of Martin S. Begun, Robert Knox and John Wolff, which reviews the scope and results of the independent accountants' examination and related fees, the internal audit activity of the Company and other pertinent auditing and internal control matters. The Audit Committee held two meetings during the fiscal year ended January 28, 1995.

     The Company has a Compensation Committee, consisting of Martin S. Begun, Bernard D. Fischman and Roberta S. Maneker. The Compensation Committee has the authority to review all matters relating to the personnel of the Company. The Compensation Committee held no meetings during the fiscal year ended January 28, 1995.

     The Company does not have a Nominating Committee.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table contains information about the compensation paid by the Company for services rendered in all capacities during the three fiscal years ended January 28, 1995 to the Chief Executive Officer of the Company and each of the four most highly paid executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM COMPENSATION
                                                                            -----------------------------------
                                           ANNUAL COMPENSATION     OTHER           AWARDS             PAYOUTS       ALL
                                                                  ANNUAL    ---------------------   -----------    OTHER
                                           --------------------   COMPEN-   RESTRICTED               LONG TERM    COMPEN-
                                 YEAR       SALARY       BONUS    SATION      STOCK      OPTIONS     INCENTIVE    SATION
 NAME AND PRINCIPAL POSITION     ENDED       ($)          ($)       ($)       AWARDS       (#)      PLAN PAYOUT     ($)
- - -----------------------------  ---------   --------     -------   -------   ----------   --------   -----------   -------
Michael Anthony(2)...........  1/28/1995   $231,250     $ --        $--        --           --        --          $3,710 (1)
  President and Chief          1/29/1994    218,389(3)   20,000      --      100,000      100,000     --           1,235 (1)
  Operating Officer            1/30/1993    186,960(3)   10,000      --        --           --        --           1,134
Steen Kanter(5)..............  1/28/1995    350,002       --         --      100,000      100,000     --             882 (1)
  Vice Chairman and            1/29/1994      --          --         --        --           --        --            --
  Chief Executive Officer      1/30/1993      --          --         --        --           --        --            --
Frank O'Neill................  1/28/1995    250,000      20,000      --        --          11,000     --           4,005 (1)(4)
  Vice President -- Director   1/29/1994    200,538      20,000      --        --          20,000     --             408 (1)
  of Real Estate               1/30/1993    169,731       --         --        --           --        --             216
Philip J. Reilly(6)..........  1/28/1995    152,308       --         --        --           --        --           2,240 (1)(4)
  Vice President and           1/29/1994    162,062      20,000      --        --          10,000     --           1,187 (1)
  Chief Financial Officer....  1/30/1993    142,789      15,000      --        --          20,000     --             709
Dennis A. Hickey.............  1/28/1995    200,000      25,000      --        --           --        --           3,004 (1)(4)
  Vice President -- Director   1/29/1994    180,812      32,500      --        --          10,000     --           1,201 (1)
  of Store Operations          1/30/1993    134,000       7,500      --        --          10,000     --           1,134

- - ---------------
(1) Includes insurance premiums paid by the Company with respect to term life insurance for each of the named executive officers.

(2) Mr. Anthony resigned as President, Chief Operating Officer and director of the Company effective September 30, 1994. Mr. Anthony is named in this "Executive Compensation" section pursuant to requirements of the Securities and Exchange Commission.

(3) Represents deferred compensation accrued in the amount of $2,577 and $2,344 for the two years ended January 29, 1994, and January 30, 1993, respectively.

(4) Includes matching contributions under the Company's 401(k) plan of $1,248 for Mr. Anthony, $2,471 for Mr. Hickey, $2,582 for Mr. O'Neill and $1,111 for Mr. Reilly.

(5) Steen Kanter has been Vice Chairman and Chief Executive Officer of the Company since January 31, 1994.

(6) Mr. Reilly resigned as Vice President and Chief Financial Officer effective July 1, 1994 and was paid his salary through the end of the fiscal year. Mr. Reilly is named in this "Executive Compensation" section pursuant to requirements of the Securities and Exchange Commission.

EMPLOYMENT AND CONSULTING AGREEMENTS

     The Company has an employment agreement with Steen Kanter pursuant to which he is serving as Chief Executive Officer and Vice Chairman of the Board of the Company. The agreement provides for a five year term which commenced on January 31, 1994. The agreement provides for a base annual salary of $350,000 which base salary was increased to $400,000 effective February 1, 1995. In addition, Mr. Kanter has been granted (i) options to purchase 200,000 shares of Common Stock of the Company at an exercise price of $11.50 per share vesting over five years, the vesting of 100,000 of which are subject to attainment of certain targeted earnings; and (ii) options to purchase 150,000 shares of Common Stock of the Company at an exercise price of $17.25 per share over five years, the vesting of 75,000 of which are subject to attainment of certain targeted earnings. The agreement provides for the Company to make a loan to Mr. Kanter of $60,000 repayable in five annual installments at an annual rate of 5.4%. This loan has not been made, but may be made in the future. The agreement also provides for the Company to give Mr. Kanter a $500 per month automobile expense. The agreement provides for the payment of a bonus for services rendered during fiscal year 1995 subject to the attainment of certain targeted earnings. Pursuant to the agreement the Board has granted a bonus of $50,000 for services rendered during fiscal year 1994.

     Michael Anthony served as the President and Chief Operating Officer of the Company pursuant to an employment agreement which provided for a year-to-year term. Mr. Anthony resigned from his positions with the Company effective September 30, 1994. The employment agreement provided for a base annual salary of $325,000.

     A consulting agreement between the Company and Donald Jonas provides that, upon retirement at age 65 or older, Mr. Jonas will, for a period of 10 years, be annually paid up to $100,000. During the fiscal year ended January 28, 1995, no payment was made under such consulting arrangement. The Company maintains life insurance coverage for Mr. Jonas so that upon the death of such executive the Company will recover from the insurance proceeds a sum approximately sufficient to offset the aggregate benefits payable under such consulting agreement.

     The Company's consulting agreements with Messrs. Lechter and Pfeffer are discussed under "Director Compensation and Attendance."

STOCK OPTIONS

     The following table contains information concerning the grant of options under the Stock Option Plan and outside of the Stock Option Plan to each of the executive officers named in the Summary Compensation Table during the fiscal year ended January 28, 1995. The Stock Option Plan does not permit the issuance of stock appreciation rights.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE
                                          INDIVIDUAL GRANTS                              VALUE AS ASSUMED
                     ------------------------------------------------------------      ANNUAL RATES OF STOCK
                                      PERCENT OF TOTAL                                PRICE APPRECIATION FOR
                                      OPTIONS GRANTED     EXERCISE                        OPTION TERM(2)
                        OPTIONS       TO EMPLOYEES IN       PRICE      EXPIRATION    -------------------------
       NAME          GRANTED(#)(1)      FISCAL YEAR       ($/SHARE)       DATE         5%($)          10%($)
- - -------------------  -------------    ----------------    ---------    ----------    ----------     ----------
Michael Anthony....          --                --%         $    --            --     $       --     $       --
Steen Kanter(3)....     200,000(3)           51.6            11.50       5/01/04      3,299,200      6,615,980
Frank O'Neill......      11,000               2.8            13.75       8/01/04        156,706        339,129
Philip J. Reilly...          --                --               --            --             --             --
Dennis A. Hickey...          --                --               --            --             --             --

- - ---------------
(1) Options are granted pursuant to the Stock Option Plan and generally become exercisable annually, in increments of 20% of the total grant, beginning on the first anniversary of the date of grant. The exercisability of such options is dependent on continued employment with the Company. Options were granted at fair market value of the Common Stock on the date of grant and expire 10 years from the date of grant. The option exercise price may be paid in shares of Common Stock owned by the executive officer, in cash, or in any combination thereof. In the event of change in control of the Company, these options may vest automatically and be exercisable immediately in full, under certain circumstances.

(2) The potential realizable value represents the estimated future gain in the value of the options over their exercise price which may exist immediately prior to the scheduled expiration date of the options. The calculation assumes the specified compounded rates of appreciation in the per share price of the Common Stock starting on the date of grant and further assumes that the options will be exercised on the expiration date. The actual value, if any, which may be realized will depend upon the market price of the Common Stock on the date the option is exercised. There is no assurance that the actual value, if any, which may be realized at, or near, the value estimated by the calculations above. The market price of the Common Stock at January 28, 1995 was $17.1875 per share.

(3) Includes options to purchase 100,000 shares of Common Stock subject to the satisfaction of an earnings test established annually. The earnings test established for the fiscal year ended January 28, 1995 was not satisfied, resulting in the cancellation of the options to purchase 20,000 of such shares.

     The following table sets forth information for each of the executive officers named in the Summary Compensation Table with respect to the value of options exercised during the fiscal year ended January 28, 1995 and the value of outstanding and unexercised options held as of January 28, 1995, based upon the market value of the Common Stock of $17.1875 per share on that date. There were no options exercised by the executive officers named below during the fiscal year ended January 28, 1995.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                            VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED              IN-THE-MONEY
                                                               OPTIONS AT FISCAL              OPTIONS AT FISCAL
                               SHARES                             YEAR-END(#)                  YEAR-END($)(1)
                              ACQUIRED         VALUE      ----------------------------   ---------------------------
           NAME            ON EXERCISE(#)   REALIZED($)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- - -------------------------- --------------   -----------   -----------    -------------   -----------   -------------
Steen Kanter..............       --             --               --         200,000       $      --     $ 1,137,500
Michael Anthony...........       --             --               --              --              --              --
Philip Reilly.............       --             --               --              --              --              --
Frank O'Neill.............       --             --           16,000          24,000          42,260         101,880
Dennis Hickey.............       --             --           16,000           4,000         157,000          39,250

- - ---------------
(1) Represents the difference between the closing market price of the Common Stock at January 28, 1995 of $17.1875 per share and the exercise price per share of in-the-money options multiplied by the number of shares underlying the in-the-money options.

BOARD REPORT ON EXECUTIVE COMPENSATION

     The principal objectives of the Company's compensation program are to attract and retain qualified executives and to provide incentives for such executives to enhance the profitability and growth of the Company and thus enhance shareholder value.

     During the fiscal year ended January 28, 1995, the Company's executive compensation program was administered by the Board of Directors. The executive compensation program consists principally of base salaries and long-term incentives.

     The following describes components of the Company's executive compensation program and the related factors considered by the Board in determining compensation:

          Base Salaries. Base salaries are determined after evaluating a number of factors, including local market conditions, job performance and amounts paid to executives with comparable experience, qualifications and responsibilities at other retailers. The Company defers the compensation payable to certain employees (as described below), lowering the base salaries currently payable to such employees.

          Other Compensation. In order to lower the base salaries currently payable to certain employees, thereby conserving the Company's present working capital, the Company has entered into deferred compensation agreements with certain employees whereby compensation is deferred until termination of employment with the Company. The deferred compensation agreements provide, in part, that if the employee has attained the age of 56 or older on the date of his termination of employment, the Company will pay to the employee certain compensation for a period of 10 years. The annual amount payable by the Company increases 10% for each year of service after age 56 with the maximum amount payable if the employee retires at age 65 or older. Certain of the deferred compensation agreements require that the individual provide advisory services to the Company and to refrain from substantial competition with the Company during this 10 year period after retirement. The Company believes that deferred compensation agreements such as these encourage employees of the Company to remain employed by or associated with the Company. The Company maintains life insurance coverage for each eligible executive so that upon the death of such executive the Company will recover from the insurance proceeds a sum approximately sufficient to offset the aggregate benefits payable under each agreement.

          Long-Term Incentive Compensation. The Company's long-term incentive compensation program consists principally of stock options which generally vest over a number of years. The number of shares of Common Stock subject to an executive's stock option grant is determined with reference to the responsibility and experience of the executive and competitive conditions. By aligning the financial interests of the Company's executives with those of the Company's shareholders, these equity awards are intended to be directly related to the creation of value for shareholders of the Company. The deferred vesting provisions are designed to create an incentive for the individual executive to remain with the Company.

          Benefits. The Company offers basic benefits, such as medical, life and disability insurance comparable to those provided by other similar companies.

          Chief Executive Officer. The relatively low compensation paid to Donald Jonas, the chief executive officer of the Company during the fiscal year ended January 28, 1995 , in comparison to compensation paid to chief executive officers of other comparable retailers, results from such officer's request that he not receive higher compensation. Mr. Jonas and the Board of Directors believe that, since Mr. Jonas is the largest single shareholder of the Company, his interests and those of the other shareholders are aligned, and therefore Mr. Jonas has sufficient incentive to want to maximize shareholder value. In addition, Mr. Jonas is a party to a consulting agreement with the Company which provides that, upon retirement at age 65 or older, Mr. Jonas will, for a period of 10 years, be annually paid up to $100,000 and be provided with (or be paid the cash equivalent of) certain services including a secretary, office, driver and car,in return for his providing certain advisory services to the Company and refraining from direct or indirect employment in substantial competition with the Company. The annual amount to be paid to Mr. Jonas under this consulting agreement will be reduced by 10% for each one year decrease in Mr. Jonas' retirement age below age 65. The Company maintains life insurance coverage for Mr. Jonas to fund the aggregate benefits payable under such consulting agreement.

SUBMITTED BY THE BOARD OF DIRECTORS:

             Donald Jonas            Robert Knox
             Albert Lechter          Roberta S. Maneker
             Anthony E. Malkin       John Wolff
             Leonard Pfeffer         Charles A. Davis
             Martin S. Begun         Bernard D. Fischman
                                     Norman Matthews

PERFORMANCE GRAPH

     The following graph illustrates, for the period from January 27, 1990 through January 28, 1995, the cumulative total shareholder return (including reinvestment of dividends) of $100 invested in (i) the Common Stock, (ii) the Total Return Index for the NASDAQ Stock Market (U.S. companies) and (iii) the Total Return Industry Index for NASDAQ Retail Trade Stocks.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                      FOR THE YEAR ENDED JANUARY 28, 1995

                                                  THE NASDAQ
      MEASUREMENT PERIOD           LECHTERS,     STOCK MARKET    NASDAQ RETAIL
    (FISCAL YEAR COVERED)            INC.            (US)        TRADE STOCKS
1/90                                  100.0000        100.0000        100.0000
1/91                                    77.439        103.2518        120.4241
1/92                                  206.0976        157.9494        210.2676
1/93                                   197.561         178.548        189.6920
1/94                                  143.9024          204.08        204.0823
1/95                                  167.6829        194.8006        180.0972

                              CERTAIN TRANSACTIONS

     A subsidiary of the Company operates two stores in buildings in which Donald Jonas has an interest. A subsidiary of the Company operates four stores in buildings which are managed by a company with whom Mr. Malkin is affiliated and in which Mr. Malkin's father has an interest. The Company believes that the terms of these leases are comparable to other similar leases to which the Company is a party.

     Donald Jonas, members of his family and certain other shareholders of the Company were parties to voting agreements, pursuant to which Mr. Jonas was granted proxies to vote the shares of Common Stock owned by such shareholders. Each of the voting agreements expired in June 1994.

                COMPLIANCE WITH OWNERSHIP REPORTING REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of such forms furnished to the Company, the Company believes that during the fiscal year ended January 28, 1995, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with except that reports covering purchases made by the trustee under the Company's 401-K Savings Plan were not timely filed by the Company on behalf of each of Messrs. Jonas, Hickey, O'Neill, and Rosenberg. The total number of shares purchased by the trustee on behalf of these four individuals was 903 shares. The late reports, which were due to be filed by March 14, 1995, resulted from an administrative oversight and, in each case, were filed by March 31, 1995.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The firm of Deloitte & Touche, independent auditors, has audited the books and records of the Company since 1975 and the Board of Directors desires to continue the services of this firm for the current fiscal year. Accordingly, the Board of Directors recommends that the shareholders ratify the appointment by the Board of Directors of the firm of Deloitte & Touche to audit the books and accounts of the Company for the current fiscal year.

     Representatives of Deloitte & Touche are expected to be available at the Annual Meeting of Shareholders to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     Shareholders of the Company wishing to include proposals in the proxy material in relation to the annual meeting of the Company to be held in 1996 must submit the same in writing so as to be received at the executive office of the Company on or before January 11, 1996. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders' proposals.

     THE COMPANY WILL PROVIDE ANY SHAREHOLDER OF RECORD AT THE CLOSE OF BUSINESS ON APRIL 28, 1995, WITHOUT CHARGE, UPON WRITTEN REQUEST TO ITS SECRETARY AT L CAPE MAY STREET, HARRISON, NEW JERSEY 07029, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 28, 1995.

                                            By Order of the Board of Directors,



                                                   IRA S. ROSENBERG,
                                                       Secretary

May 12, 1995

                                LECHTERS, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY [X]
================================================================================

1.       Election of Directors--
         Nominees: Donald Jonas, Steen Kanter, Albert Lechter, Leonard Pfeffer and Anthony E. Malkin.

         _________________________________
         (Except nominee(s) written above)

                                                                    For All
                          For              Withheld                 Except
                          [ ]                [ ]                     [ ]

2. Ratification of selection of Deloitte & Touche LLP as Independent Public Accountants of the Company for the fiscal year ending January 27, 1996.

                          For              Against                  Abstain
                          [ ]                [ ]                      [ ]

3. In their discretion, the proxies are authorized to vote upon such other matters as may come before the meeting or any other adjournment thereof.

                          For              Against                  Abstain
                          [ ]                [ ]                      [ ]


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED "FOR" ITEMS (1), (2) AND (3), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said attorneys, agents, proxies, their substitutes or any of them may lawfully do by virtue hereof.

________________________________________________________________________________

________________________________________________________________________________

Dated: ________________________________________________________________, 199____


Please date this Proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, this Proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Please date, sign and return this Proxy Card in the enclosed envelope. No postage is required if mailed in the United States.

                                 LECHTERS, INC.

                               1 CAPE MAY STREET
                        HARRISON, NEW JERSEY 07029-9998

                  ANNUAL MEETING OF STOCKHOLDERS -- JUNE 15, 1995
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Donald Jonas and Ira S. Rosenberg and either of them proxies of the undersigned with full power of substitution, to vote all the shares of Common Stock, without par value, of Lechters, Inc. (the "Company") held of record by the undersigned on April 28, 1995, at the Annual Meeting of Shareholders to be held June 15, 1995, and at any adjournment thereof.